EXHIBIT 99.1

CONTACTS:	Charles Cimitile Chief Financial Officer SPAR Group, Inc. (914) 332-4100 Roger S. Pondel PondelWilkinson Inc. (310) 279-5980

SPAR GROUP REPORTS FINANCIAL RESULTS

FOR 2006 SECOND QUARTER, SIX-MONTHS

        TARRYTOWN, NY--August 4, 2006--SPAR Group, Inc. (NASDAQ:SGRP) today reported financial results for the second quarter and six months ended June 30, 2006.

        Net revenues for the 2006 second quarter rose slightly to $12.9 million from $12.8 million last year. The company reported net income of $100,000, equal $0.01 per share, for the quarter, compared with $116,000, or $0.01 per share, for the 2005 second quarter.

        For the first six months of 2006, net revenues advanced to $28.8 million from $27.3 million for the comparable prior year period. SPAR Group had net income of $877,000, equal to $0.05 per share, for the first half of 2006, compared with $1.3 million, or $0.07 per share, last year.

        The company had other income for the second quarter and six months of 2006 totaling $411,000 and $589,000, respectively. Included in other income for both the second quarter and six months was $1.3 million resulting from a favorable judgment awarded in a lawsuit offset by the current year related legal expenses of approximately $1.0 million.

        "Business conditions in our domestic markets remain challenging, but we are pleased with the continued growth and progress of our International division," said Robert G. Brown, SPAR Group's chairman and chief executive officer. "Early in the second quarter, we established a joint venture operation in Australia that already is contributing to the division's growth. Our immediate objective is to continue to position the company for the long-term, while closely monitoring costs."

        Revenues in the U.S. for the 2006 second quarter amounted to $7.9 million, compared with $9.2 million last year. The company posted U.S. net income of $338,000 for the 2006 second quarter, in contrast with a net loss of $33,000 last year. For the 2006 year-to-date period, revenue in the U.S. amounted to $18.7 million including $770,000 from the termination of a customer service agreement during the first quarter, compared with $20.0 million last year. The company posted U.S. net income of $1.2 million, compared with $833,000 in the first half of 2005. Included in U.S. net income for both the second quarter and six months was $1.3 million resulting from a favorable judgment awarded in a lawsuit offset by the current year related legal expenses of approximately $1.0 million.

International revenues for the 2006 second quarter rose to $5.1 million from $3.6 million last year, reflecting the company's new joint venture operations in Australia and Lithuania, as well as solid growth from existing overseas operations. The International division posted a net loss for the 2006 second quarter of $238,000, compared with net income of $149,000 last year. International revenues for the first half 2006 rose to $10.1 million compared with $7.3 million last year. Included in the current year revenue was an additional quarter of revenue, totaling approximately $1.3 million, associated with the change to the reporting year of the company's joint venture in Japan as well as revenue from the company's new joint venture operations in Australia and Lithuania. The division posted a net loss of $283,000 for the year-to-date period, versus net income of $454,000 for the first six months of 2005.

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

        Certain statements in this news release are forward-looking, including, but not limited to, further benefits to be derived from the company's international operation, expansion into new countries and positioning for the long-term. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group's annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

# # #

(Tables Follow)

SPAR Group, Inc.
 Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
		(note)		(note)
Net revenues	$12,919	$12,800	$28,769	$27,321
Cost of revenues	9,142	8,169	18,996	16,820

Gross profit	3,777	4,631	9,773	10,501
Selling, general and administrative expenses	3,866	3,883	8,937	8,077
Depreciation and amortization	183	272	396	551

Operating (loss) income	(272)	476	440	1,873
Interest expense	46	33	97	73
Other (income) expense	(411)	346	(589)	408

Income before provision for income taxes and
minority interest	93	97	932	1,392
Provision for income taxes	54	15	99	30

Income before minority interest	39	82	833	1,362
Minority interest	(61)	(34)	(44)	77

Net income	$100	$116	$877	$1,285

Basic/diluted net income per common share:
Net income - basic/diluted	$0.01	$0.01	$0.05	$0.07

Weighted average common shares - basic	18,926	18,870	18,922	18,865

Weighted average common shares - diluted	19,206	19,550	19,207	19,202

Certain reclassifications have been made to the prior years’ financial statements to conform to the 2006 presentation.

SPAR Group, Inc.
 Consolidated Balance Sheets
(unaudited)
(in thousands, except per share data)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$1,655	$1,914
Accounts receivable, net	10,483	10,656
Prepaid expenses and other current assets	523	702

Total current assets	12,661	13,272
Property and equipment, net	940	1,131
Goodwill	798	798
Other assets	209	216

Total assets	$14,608	$15,417

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,012	$1,597
Accrued expenses and other current liabilities	2,062	2,639
Accrued expenses due to affiliates	495	1,190
Restructuring charges	-	99
Customer deposits	722	1,658
Lines of credit	2,967	2,969

Total current liabilities	8,258	10,152
Other long-term liabilities	8	10
Minority interest	451	405

Total liabilities	8,717	10,567
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares - 3,000,000
Issued and outstanding shares - none	-	-
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares -
18,933,932 - June 30, 2006
18,916,847 - December 31, 2005	189	189
Treasury stock	(1)	(1)
Accumulated other comprehensive (loss) gain	(28)	17
Additional paid-in capital	11,268	11,059
Accumulated deficit	(5,537)	(6,414)

Total stockholders' equity	5,891	4,850

Total liabilities and stockholders' equity	$14,608	$15,417